Exhibit 99.1

EQUINIX, INC.

December 4, 2007

Ms. Renee Lanam

Dear Renee:

This letter (the “Agreement”) confirms the agreement between you and Equinix, Inc. (the “Company”) regarding the continuation of your employment with the Company and the benefits we would like to offer you following your cessation of employment.

1. Continuing Employment. Your employment with the Company will continue through the earlier of (a) January 9, 2009, or (b) the date you start working for a new employer, provided that you may resign your employment on any earlier date. Your employment may continue after January 9, 2009 by our mutual agreement. The Company may terminate your employment prior to January 9, 2009 only for Cause. For purposes of this Agreement, the “Termination Date” shall mean the date that your employment ends. You agree to notify the Company in writing immediately upon accepting new employment. Effective January 15, 2008, your title will change to Executive Advisor to the Executive Chair. While you are employed by the Company, you may serve on the boards of directors of other companies with the prior consent of the Executive Chair. Our mutual understanding is that your working hours will be reduced to 50% of a full-time equivalent through May 1, 2008 and your working hours will be further reduced to 20% of a full-time equivalent thereafter. Our mutual understanding is also that you will work closely with the Executive Chair through your Termination Date serving as a mentor and advisor to the Vice President of Real Estate and advising the real estate committee of the Board of Directors, including attending on request meetings of the Board of Directors and the real estate committee of the Board of Directors. For purposes of this Agreement, “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes harm to the Company, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (d) gross misconduct, or (e) continued failure to perform lawfully assigned duties after receiving written notification of such failure from the Company’s Chief Executive Officer and thirty (30) days to cure such failure to perform.

2. Salary, Bonus and PTO. Through the Termination Date, you will continue to be paid the salary you are currently earning, adjusted as necessary to reflect your reduction in hours in accordance with existing payroll practices. While you remain employed, you will continue to be provided all employee benefits for which you are eligible through and until the date your employment ends. In addition, while employed, you will continue to accrue PTO to the extent provided for and in accordance with the Company’s existing policies and will continue to be eligible for FMLA leaves in accordance with the Company’s existing policies. You earned and will be paid a bonus for 2007, which will be paid in early 2008. You will not be eligible for a bonus or other incentive compensation for services performed in 2008 or 2009. As of the date of this Agreement, you will no longer be entitled to the severance benefits detailed in the Severance Agreement dated August 22, 2002 currently in effect between you and the Company. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement or the terms of the Company benefit plans.

3. COBRA. Should your working hours fall below the number of hours required to maintain your enrollment in the Company’s health plans and, in any event, following the Termination Date, you will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In order to continue your coverage, you must file the required election form.

4. Options/Stock. You understand and agree that you were granted and continue to hold the rights to purchase shares and options to purchase shares of the Company’s common stock listed in the table. As of January 15, 2008, you will be vested in the number of shares indicated in the table and if you remain in Service (as defined in the applicable agreements) through January 9, 2009, you will be vested in the number of shares indicated in the table. To vest in the final installments that would otherwise vest on January 9, 2009, you must sign this Agreement, be continuously in service as an employee through January 9, 2009, and sign the release attached hereto as Exhibit A (the “Second Release”) within 5 days following your cessation of employment. You shall continue vesting after January 9, 2009 if you remain in Service (as defined in the applicable agreements) after January 9, 2009.

Type of Award	Grant Date	Number of Shares	Price	Vested/ Released as of 1/15/08	Vested/ Released as of 1/9/09
Non-qualified option	2/9/2004	5,750	$30.02000	5,750	5,750
Non-qualified option	1/9/2001	3,825	$119.0016	3,825	3,825
Non-qualified option	1/9/2001	82	$122.0000	82	82
Non-qualified option	6/13/2000	1,250	$224.0000	1,250	1,250
Non-qualified option	4/18/2000	7,812	$128.0000	7,812	7,812
Incentive Stock option	4/18/2000	782	$128.0000	782	782
RSA	2/8/2005	45,000	$0.0000	33,750	45,000
RSA	1/10/2006	33,000	$0.0000	16,500	24,750
RSA	1/2/2007	6,500	$0.0000	2,168	6,500
RSA	1/2/2007	15,000	$0.0000	0	5,000

Each of the options listed in the table is exercisable to the extent vested at any time until the date three months after you cease to perform Service (as such term is defined in the applicable option agreement). Upon exercise of an option or vesting of shares, the Company will collect all applicable income and employment taxes. You acknowledge that you currently have no other stock rights in the Company other than those rights enumerated in this paragraph and all terms, conditions and limitations applicable to the stock pursuant to the applicable stock purchase or stock option agreement, including provisions for acceleration of vesting on a Change in Control, as set forth in the applicable agreement and the Company’s 2000 Equity Incentive Plan shall remain in full force and effect.

5. Release of All Claims. In consideration for agreeing to continue your employment on the terms set forth herein and the opportunity to continue vesting in your equity awards, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

6. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

8. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, this Agreement will not become effective or enforceable until the Effective Date.

9. Insider Trading Policy. You agree that you will comply with the Company’s insider trading policy.

10. Indemnification. You and the Company understand and agree that nothing in this Agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company’s Certificate of Incorporation, Bylaws, the Indemnification Agreement between you and the Company dated April 2000, or any applicable insurance policy for officers and directors liability.

11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

12. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on November 30, 2007, and a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding your continued employment and your eligibility for severance benefits. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), when your employment terminates, then any payments under this Agreement that are not exempt from Section 409A of the Code will commence on the earliest practicable date that occurs more than six months after the termination of your employment.

13. Company Property. You agree that on or prior to your last day of service, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, except that you may keep your personal copies of (i) your compensation records and (ii) materials distributed to stockholders generally.

14. Confidentiality of Agreement. You acknowledge that this Agreement will be filed publicly by the Company. Until the date of public filing, you agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16. Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

17. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

18. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.

Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

EQUINIX, INC.

By:	/s/ Steve Smith

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Renee Lanam
Signature of Renee Lanam

Dated: December 6, 2007

Attachment

Exhibit A: Form of Release

Exhibit B: Proprietary Information and Inventions Agreement